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                                   EXHIBIT 99

                    GLACIER BANCORP, INC. AND MOUNTAIN WEST BANK TO MERGE

KALISPELL, MONTANA - Glacier Bancorp, Inc. (NASDAQ "GBCI") today announced the signing of a definitive agreement whereby Mountain West Bank, Coeur d'Alene, Idaho, will become a separate subsidiary of Glacier. Mountain West is a commercial bank with approximately $87 million in assets, based in Coeur d'Alene, with offices in Hayden Lake, Post Falls and Boise, Idaho. Glacier is a bank holding company based in Kalispell, Montana, with approximately $850 million in assets and 24 offices in 16 Montana communities.

The combination of Glacier and Mountain West will create a banking company with approximately $935 million in assets, $650 million in loans, and $87 million in shareholders' equity. Following the combination, Mountain West, consistent with the practice established by Glacier's other banking subsidiaries, will retain its autonomy and local decision making authority. Both companies believe that this will allow Mountain West to continue being responsive to the needs of the Idaho communities it serves. Mountain West will continue to operate under its current name with all directors, existing management and employees retained.

"I have known Jon Hippler for a long time," said Mick Blodnick, Glacier's President and CEO, "and admire the excellent reputation and seasoned management team he has built, which has allowed the bank to grow to over $87 million in assets in only five years of operation. This is Glacier's first acquisition outside the state of Montana and gives the company a presence in two of the fastest growing markets in the state of Idaho. Coeur d'Alene, and Kootenai County, where Mountain West currently has its largest presence, comprise one of the fastest growing areas in the whole country. Kootenai County has increased almost 45% in population since 1990 to about 100,000 people and is projected to grow to 160,000 by 2010. In addition, the Boise area, where Mountain West opened an office in 1998, is a very vibrant market and offers great potential to Mountain West and the Glacier Banking Group."

Jon Hippler, President and CEO of Mountain West, stated that "We believe this merger makes a lot of sense for shareholders, customers and employees of Mountain West. The enhanced financial and managerial resources that Glacier provides will allow us to more quickly implement our growth strategy, particularly in the rapidly growing Boise market. Our shareholders will receive enhanced liquidity, an immediate premium, regular cash dividends and be part of a more diversified growing company with a superior track record. Our employees will continue to do what they do best, with the support and depth of a larger community focused banking company."

Charles Nipp, Chairman of the Board of Mountain West, said that "the Board was very focused on assuring that going forward Mountain West remain a separate community bank able to make local decisions and deliver the responsive service for which it has come to be known. We are convinced, by reviewing how Glacier Bancorp interacts with its other subsidiary banks, that this indeed is the way they conduct business."



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                            TERMS OF THE COMBINATION

Under the terms of the merger agreement, Mountain West shareholders will receive
1.18 shares of Glacier common stock for each Mountain West share held. Outstanding Mountain West employee stock options will be converted at the same exchange ratio into the right to receive Glacier common stock. The transaction, which will be accounted for as a pooling of interests, is scheduled to close next January. The deal is expected to be neutral to Glacier's earnings in 2000, the year of completion of the transaction, without relying on any efficiencies which may be realized from the combination. It is anticipated that the transaction will be accretive to Glacier's earnings in subsequent years. After the transaction, which is subject to the approval of Mountain West's shareholders and regulatory authorities, Glacier will have a market capitalization in excess of $200 million, with over 10 million shares outstanding.

                              FINANCIAL PERFORMANCE

Glacier Bancorp is one of only a handful of financial institutions nationwide to receive an A+ rating from Standard & Poor's rating service. Since going public in 1984, Glacier's shareholders have enjoyed a compound annual return exceeding 25%. As of June 30, 1999 and including the recent acquisition of Big Sky Western Bank, Glacier had total assets of $819 million, with $553 million in loans and $79 million in shareholders' equity.

Mountain West Bank has produced strong and consistent growth over the past several years. For the last three fiscal years ending March 31, 1999, the Bank saw assets, loans, and deposits increase at compound annual rates of 35%, 31% and 37%, respectively. At August 31, 1999, Mountain West had total assets of $87.5 million, with over $53.7 million in loans and about $6.4 million in shareholder equity.

Glacier previously announced a definitive agreement to acquire two branches in Butte, Montana from Washington Mutual Bank. That deal is expected to close in October of 1999 and will add approximately $80 million in deposits. Upon completion of the branch acquisition and the Mountain West deal, Glacier is expected to have approximately $950 million in total assets.

The discussion above with regards to the Glacier/Mountain West merger includes certain "forward looking statements" concerning the future operations of the companies. Glacier desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. This statement is for the express purpose of availing Glacier of the protections of such safe harbor with respect to all "forward looking statements." Management's ability to predict results of the effect of future plans is inherently uncertain, and is subject to factors that may cause actual results to differ materially from those projected. Factors that could affect the actual results include the challenges inherent in combining separate corporations in transactions such as the proposed merger and unanticipated costs associated with the merger and the subsequent integration of Mountain West as a subsidiary of Glacier.